For Immediate Release

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC ANNOUNCES THIRD QUARTER
FISCAL 2010 OPERATING RESULTS

 Performance Exceeds Guidance

BEDFORD, Mass. (August 2, 2010) - Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the third fiscal quarter ended June 26, 2010.

Highlights of the quarter include:

•	Revenues of $420.7 million.
•	Third quarter 2010 net income was $27.4 million, or $0.10 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
•
Third quarter 2010 non-GAAP adjusted net income was $78.2 million, or $0.30 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $154.4 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•	Term loan fully repaid in April 2010.
•	$200 million unused Revolving Credit Facility terminated; interest expense includes non-cash charge of $2.2 million to write-off remaining deferred financing costs.

Highlights subsequent to quarter-end include:

•
Notification of a September 24, 2010 review date of the Company’s Selenia Dimensions three-dimensional (3-D) digital breast tomosynthesis system by the Radiological Devices Panel (Panel) of the U.S. Food and Drug Administration (FDA) as part of the Company’s pre-market approval application (PMA).

•
Definitive agreement to acquire Sentinelle Medical Inc. executed on July 6, 2010 with expected closing date on or about August 5, 2010, subject to customary closing conditions, including Canadian judicial approval.

Third quarter fiscal 2010 revenues totaled $420.7 million, an increase of 4.4% when compared to revenues of $403.1 million in the third quarter of fiscal 2009. The increase was primarily attributable to: (i) growth in Breast Health revenues of $14.5 million, or 8.3%, driven by an increase in service revenue related to our increased installed base of Selenia full field digital mammography systems of $13.1 million, or 28.8%, and an increase in product revenues of $1.4 million, or 1.1%; and (ii) GYN Surgical revenues up $5.7 million, or 8.7%. Slightly offsetting these increases were: (i) a decrease in Diagnostics revenues of $2.2 million, or 1.5%, reflecting a decrease in Thin Prep revenues that were slightly offset by an increase in revenues from our Third Wave product lines; (ii) a decline in Skeletal Health revenues of $0.5 million, or 2.1%; and (iii) the phase out of certain products, included in the above changes from prior year, which contributed $3.7 million of revenues in the third quarter of fiscal 2009.

For the third quarter of fiscal 2010, Hologic reported net income of $27.4 million, or $0.10 per diluted share, compared with net income of $30.8 million, or $0.12 per diluted share, in the third quarter of fiscal 2009. Included in the third quarter of fiscal 2010 and 2009 results were: (i) a charge of $57.1 million and $53.8 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $18.5 million and $17.1 million, respectively, related to the Company’s adoption of a new accounting standard for its Convertible Notes (Accounting Standard Codification 470-20, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”). Also included in the third quarter of fiscal 2010 results were charges of: (i) $2.2 million (non-cash) to write-off the remaining deferred financing costs in connection with the Company’s termination of its Revolving Facility (Revolver), as the Company determined, following the complete repayment of its term loan in April 2010, the Revolver was no longer needed; and (ii) $0.8 million related to transaction costs incurred in connection with the Company executing an agreement to acquire Sentinelle Medical Inc. (Sentinelle Medical).

The Company’s non-GAAP adjusted net income for the third quarter of fiscal 2010 increased 3.5% to $78.2 million compared to $75.5 million in the third quarter of fiscal 2009. The Company’s fiscal 2010 third quarter non-GAAP adjusted net income excludes the amortization of intangible assets, the non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes, and the transaction costs related to the Company executing an agreement to acquire Sentinelle Medical. The Company’s fiscal 2009 third quarter non-GAAP adjusted net income primarily excludes the amortization of intangible assets and the non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

For the nine months ended June 26, 2010, revenues totaled $1.251 billion, compared to revenues of $1.234 billion in the nine months ended June 27, 2009. This increase was primarily attributable to growth in: (i) service and other revenue of $40.1 million, or 26.2%, primarily related to our increased installed base of Selenia systems; and (ii) Diagnostics and GYN Surgical product sales of $21.2 million, or 3.5%. These increases were partially offset by a reduction in: (i) Breast Health product revenues of $35.9 million, or 8.4%; (ii) the phase out of certain products, included in the above changes from prior year, which contributed $18.5 million of revenues in the nine months ended June 27, 2009; and (iii) Skeletal Health product revenues of $8.5 million, or 16.4%, when compared to the first nine months of fiscal 2009.

For the nine months ended June 26, 2010, Hologic reported net income of $74.2 million, or $0.28 per diluted share, compared with a net loss of $2.241 billion, or $8.74 per diluted share, for the nine months ended June 27, 2009. Included in the results for the nine months ended June 26, 2010 and June 27, 2009, were: (i) a charge of $171.3 million and $154.6 million, respectively, attributable to the amortization of intangible assets; and (ii) a non-cash interest expense charge of $54.4 million and $50.3 million, respectively, related to the Company’s adoption of a new accounting standard for our Convertible Notes. Also included in the results for the nine months ended June 26, 2010 were charges of: (i) $12.5 million related to the Company’s settlement of its patent litigation with Ethicon Endo-Surgery (EES); (ii) $2.2 million (non-cash) to write-off the remaining deferred financing costs in connection with the Company’s termination of its Revolver;  (iii) $0.8 million related to transaction costs incurred in connection with the Company executing an agreement to acquire Sentinelle Medical; and (iv) $0.7 million of net operating charges associated with the closure and sale of a certain product line in Shanghai. Also included in the results for the nine months ended June 27, 2009 were charges of $2.34 billion for the impairment of goodwill relating to reporting units acquired from Cytyc, $4.1 million attributable to the write-off of certain intangible assets acquired from Third Wave and a charge of $1.1 million related to the fair value write-up of acquired inventory.

The Company’s non-GAAP adjusted net income for nine months ended June 26, 2010 decreased 1.0% to $228.7 million compared to $230.9 million in the first nine months of fiscal 2009. The Company’s fiscal 2010 nine-month non-GAAP adjusted net income excludes the amortization of intangible assets, the non-cash interest expense related to the adoption of the new accounting standard for our Convertible Notes, the charge related to the Company’s settlement of its patent litigation with EES, the transaction costs related to the Company executing an agreement to acquire Sentinelle Medical and the net operating charges related to the Shanghai facility. The Company’s fiscal 2009 nine-month non-GAAP adjusted net income primarily excludes the goodwill impairment charges, write-off and amortization of intangible assets, and non-cash interest expense relating to the adoption of the new accounting standard for our Convertible Notes.

As of June 26, 2010, total backlog for all products was $285.7 million.

“We are encouraged by our performance for the third quarter of fiscal 2010, even in the face of continued challenges resulting from a weak economy both domestically and internationally,” said Rob Cascella, President and Chief Executive Officer. “Our mammography business has stabilized and we continue to experience growth in most of our disposables product lines, offset slightly by the lagging effects of unemployment, healthcare uncertainties and, to a lesser extent, the strengthening of the dollar. We remain steadfast in our focus on long-term growth, as well as our solid earnings potential and cash flow. Lastly, we are thrilled with not only the impending acquisition of Sentinelle Medical, which will allow us to  participate in both near and distant MR market opportunities, but also the prospect of presenting to the FDA Panel the exciting progress made with breast tomosynthesis.”

Third quarter revenue overview by segment:

•
Breast Health revenues, which include the Company’s mammography, Computer-Aided Detection (CAD), breast biopsy, MammoSite and AEG products, increased to $189.3 million for the third quarter of fiscal 2010 compared to $174.9 million for the same period in fiscal 2009, an increase of 8.3%, primarily due to the increases in revenues from: (i) service related to our increased installed base of Selenia systems; and, to a lesser extent, (ii) our new 2D/3D Selenia Dimensions product. These increases in units and revenues were partially offset by: (i) Selenia product mix and configuration differences; and (ii) $1.8 million less in revenues in the current quarter as compared to third quarter of prior year as a result of our closing the AEG organic photoconductor drum coatings manufacturing operations in Shanghai.

•
Diagnostics revenues, which include the Company’s ThinPrep products, Rapid Fetal Fibronectin test, Cervista tests, and other Third Wave products, totaled $137.4 million for the third quarter of fiscal 2010 compared to $139.5 million for the same quarter of fiscal 2009, a decrease of 1.5%. This revenue decrease was primarily due to a reduction in ThinPrep volume, primarily reflecting a decline in patient visits, which we attribute to the lagging effects of unemployment, economic uncertainties, and recent changes in cervical cancer screening guidelines. Also adding to the decrease was the elimination of $1.9 million of revenues we generated in the third quarter of fiscal 2009 from molecular tests we sold as analyte specific reagents (ASRs) that we no longer market. These decreases were partially offset by an increase in revenues from our Cervista tests and other Third Wave product lines.

•
GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and Adiana permanent contraception system, totaled $71.6 million for the third quarter of fiscal 2010 compared to $65.8 million for the third quarter of fiscal 2009, an increase of 8.7%. This increase was primarily due to growth in domestic sales of Adiana devices and an increase in the number of NovaSure devices sold worldwide.

•
Skeletal Health revenues, which include the Company’s osteoporosis assessment and mini C-arm product lines, totaled $22.4 million for the third quarter of fiscal 2010 compared to $22.9 million for the third quarter of fiscal 2009, a decrease of 2.1%. This slight decrease was primarily the result of fewer mini C-arm system sales.

FDA Panel Date for 3-D Digital Mammography Tomosynthesis System:

The Company’s Selenia Dimensions 3-D digital breast tomosynthesis system has been scheduled to be reviewed by the Radiological Devices Panel of the FDA on September 24, 2010 as part of the Company’s PMA application. The PMA application being reviewed was originally filed in 2008 and subsequently updated with additional data, and seeks approval of the use of the system for both screening and diagnostics. In addition, the Company is conducting a number of additional clinical trials for a separate FDA submission expected to be filed at a later date.

Signing of Definitive Agreement with Sentinelle Medical:

On July 6, 2010, Hologic announced it entered into a definitive agreement to acquire Sentinelle Medical, a leading provider of Magnetic Resonance Imaging (MRI) breast coils, tables and visualization software, headquartered in Toronto, Canada. The purchase price for the transaction will be $85 million, plus a two-year contingent earn out, subject to a maximum earn-out. The earn out will be payable in cash installments equal to a multiple of the incremental revenue growth in Sentinelle Medical’s business in the two years following the closing. This transaction is expected to close on or about August 5, 2010, subject to customary closing conditions, including, among others, Canadian judicial approval.

Term Loan Balance and Revolver:

On July 24, 2008, in connection with its acquisition of Third Wave Technologies, the Company entered into a term loan for an original amount of $540 million. The loan was fully repaid by April 2010. The Company also determined it no longer needed the Revolver and terminated it in June 2010.

Financial Guidance:

The Company’s guidance for fiscal 2010 reflects its current core products and does not reflect any future revenue or earnings from any product currently before the FDA awaiting approval or clearance, or from any products related to the expected acquisition of Sentinelle Medical.

Fourth Quarter Fiscal 2010 (Quarter ending September 25, 2010):

•
The Company expects fourth quarter fiscal 2010 revenues to be approximately $415 million to $420 million, comparable with the third quarter of fiscal 2010 and up from $402.8 million for the fourth quarter of fiscal 2009.

The three phased-out product lines discussed above contributed $2.5 million in revenues in the fourth quarter of fiscal 2009.

•	The Company expects EPS to be approximately $0.11 and non-GAAP adjusted EPS to be approximately $0.30.

Fiscal 2010 (Year ending September 25, 2010):

•
The Company is increasing its fiscal 2010 revenues guidance from the range of $1.640 billion to $1.665 billion to a range of $1.665 billion to $1.670 billion, reflecting the current level of capital equipment stabilization as experienced during the first nine months of fiscal 2010 and the outlook for flat-to-slightly increased GYN Surgical revenues and flat-to-slightly decreased Diagnostics revenues for the remainder of the year.

The three phased-out product lines discussed above contributed $21.0 million in revenues in fiscal 2009.

•	The Company expects EPS to be approximately $0.39 and non-GAAP adjusted EPS to be approximately $1.17.

A reconciliation of the Company’s GAAP to non-GAAP fiscal 2010 projections is included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2010 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the recently enacted healthcare reform legislation and associated tax provisions, as well as foreign currency fluctuations, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic’s management will host a conference call on Monday, August 2, 2010, at 5:00 p.m. (Eastern) to discuss third quarter fiscal 2010 operating results. Interested participants may listen to the call by dialing 888-503-8177 or 719-325-2318 for international callers and referencing access code 3392847 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, August 20, 2010, at 888-203-1112 or 719-457-0820 for international callers, access code 3392847. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company’s website at www.hologic.com/investor-overview, available through Friday, August 20, 2010. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, August 2, 2010 on the investor relations page of the Company’s website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Dimensions, MammoSite, NovaSure, Rapid fFN, Selenia, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: market trends; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s anticipated acquisition of Sentinelle Medical and the potential benefits of that acquisition; the expected timing of the Panel review of Hologic’s Selenia Dimensions digital breast tomosynthesis system, and the anticipated benefits of that system; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

The anticipated Panel review is only one step in the FDA’s review process and can be rescheduled or cancelled at any time. Hologic is unable to predict the outcome of the Panel review, and there can be no assurance that the Panel will recommend that the FDA approve Hologic’s system for either screening or diagnostics. Even if the Panel were to make such recommendation, there can be no assurance that the FDA would approve Hologic’s system for either use on a timely basis, if at all. In addition, even if approved, the FDA could impose conditions to such approval that would significantly limit the use or commercialization of the system.

Risks and uncertainties that may affect the Company's ability to consummate the Sentinelle Medical acquisition or that may cause actual results to vary materially, include, among others: the parties may be unable to gain approval of the Plan of Arrangement pursuant to which the transaction will be consummated; the parties may be unable to complete the acquisition or completing the acquisition may be more costly than expected; the Company may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the Company's expectations; the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; uncertainties regarding the recently enacted healthcare reform legislation and associated tax provisions; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS
	June 26, 2010	September 26, 2009 (1)

CURRENT ASSETS:
Cash and cash equivalents	$491,368	$293,186
Restricted cash	847	916
Accounts receivable, net	261,518	263,231
Inventories	188,202	179,889
Deferred income tax assets	73,682	52,165
Prepaid expenses and other current assets	32,954	29,238
Total current assets	1,048,571	818,625

Property and equipment, net	254,883	278,377
Intangible assets, net	2,249,964	2,422,564
Goodwill	2,128,411	2,108,963
Other assets	49,041	55,697
	$5,730,870	$5,684,226

LIABILITIES AND STOCKHOLDERS' EQUITY

	June 26, 2010	September 26, 2009 (1)

CURRENT LIABILITIES:
Current portion of long-term debt	$1,346	$38,373
Accounts payable	52,249	46,589
Accrued expenses	144,676	137,284
Deferred revenue	116,168	97,544
Deferred gain	79,500	9,500
Total current liabilities	393,939	329,290

Long-term debt, net of current portion	347	139,955
Convertible debt (principal of $1,725,000)	1,428,341	1,373,923
Deferred income tax liabilities	1,018,196	1,045,183
Deferred service obligations- long term	10,070	11,364
Other long-term liabilities	59,622	58,534
Total long-term liabilities	2,516,576	2,628,959

STOCKHOLDERS' EQUITY:
Common stock	2,594	2,579
Capital in excess of par value	5,213,446	5,182,060
Accumulated deficit	(2,390,096)	(2,464,257)
Accumulated other comprehensive (loss) income	(4,071)	7,028
Treasury stock, at cost	(1,518)	(1,433)
Total stockholders' equity	2,820,355	2,725,977
	$5,730,870	$5,684,226

(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 26, 2010	June 27, 2009 (2)

REVENUES	$420,693	$403,120

COSTS AND EXPENSES (1):
Cost of revenues	167,280	151,202
Cost of revenues – amortization of intangible assets	43,524	40,773
Research and development	24,218	23,407
Selling and marketing	59,425	58,928
General and administrative	33,899	37,039
Amortization of intangible assets	13,573	13,025
	341,919	324,374

Income from operations	78,774	78,746
Interest income	321	206
Interest and other expense, net	(33,348)	(34,885)

Income before provision for income taxes	45,747	44,067
Provision for income taxes	18,299	13,316

Net income	$27,448	$30,751

Net income per share:
Basic	$0.11	$0.12
Diluted	$0.10	$0.12

Weighted average number of shares outstanding:
Basic	259,107	256,556
Diluted	262,106	258,908

(1) Stock-based compensation included in costs and expenses during the three months ended June 26, 2010 was $1,083 for cost of revenues, $1,024 for research and development, $1,083 for selling and marketing and $4,759 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended June 27, 2009 was $913 for cost of revenues, $747 for research and development, $1,228 for selling and marketing and $5,122 for general and administrative.

(2) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Nine Months Ended
	June 26, 2010	June 27, 2009 (2)

REVENUES	$1,251,253	$1,234,367

COSTS AND EXPENSES (1):
Cost of revenues	480,710	463,345
Cost of revenues – amortization of intangible assets	130,570	116,279
Cost of revenues – impairment of intangible assets	-	4,065
Research and development	72,714	71,628
Selling and marketing	185,483	182,402
General and administrative	115,207	110,654
Amortization of intangible assets	40,729	38,356
Litigation settlement charge	12,500	-
Net operating charges related to divestiture	696	-
Impairment of goodwill	-	2,340,023
	1,038,609	3,326,752

Income (loss) from operations	212,644	(2,092,385)

Interest income	907	999
Interest and other expense, net	(95,953)	(106,194)

Income (loss) before provision for income taxes	117,598	(2,197,580)
Provision for income taxes	43,437	43,630

Net income (loss)	$74,161	$(2,241,210)

Net income (loss) per common share:
Basic	$0.29	$(8.74)
Diluted	$0.28	$(8.74)

Weighted average number of common shares outstanding:
Basic	258,595	256,381
Diluted	261,463	256,381

(1) Stock-based compensation included in costs and expenses during the nine months ended June 26, 2010  was $3,115 for cost of revenues, $2,946 for research and development, $3,577 for selling and marketing and $14,886 for general and administrative. Stock-based compensation included in costs and expenses during the nine months ended June 27, 2009 was $2,625 for cost of revenues, $3,095 for research and development, $4,005 for selling and marketing and $14,628 for general and administrative.

(2) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended June 26, 2010		Three Months Ended June 27, 2009 (1)

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$0.10		$0.12	(1)
Adjustments to net income (as detailed below)	0.20		0.17
Non-GAAP adjusted earnings per share- Diluted	$0.30	(2)	$0.29	(2)

NET INCOME
GAAP net income	$27,448		$30,751	(1)
Adjustments:
Amortization of intangible assets	57,097		53,798
Non-cash interest expense relating to recently-adopted accounting standard for
convertible debt	18,499		17,145
Acquisition transaction costs	796		-
Fair value write-up of acquired Third Wave inventory sold in 2009	-		250
Income tax effect of reconciling items	(25,671	) (3)	(26,449	) (4)
Non-GAAP adjusted net income	$78,169		$75,495

EBITDA
Non-GAAP adjusted net income	$78,169		$75,495
Interest expense, net, not adjusted above	14,833		16,804
Provision for income taxes	43,970		39,765
Depreciation expense	17,439		16,607
Adjusted EBITDA	$154,411		$148,671

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.
(2) Non-GAAP adjusted earnings per share was calculated based on 262,106 and 258,908 weighted average diluted shares outstanding for the three months ended June 26, 2010 and June 27, 2009, respectively.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 34.5% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME (LOSS) TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Nine Months Ended June 26, 2010		Nine Months Ended June 27, 2009 (1)

EARNINGS (LOSS) PER SHARE
GAAP earnings (loss) per share- Diluted	$0.28		$(8.74	) (1)
Adjustments to net income (loss) (as detailed below)	0.59		9.63
Non-GAAP adjusted earnings per share- Diluted	$0.87	(2)	$0.89	(2)

NET INCOME (LOSS)
GAAP net income (loss)	$74,161		$(2,241,210	) (1)
Adjustments:
Amortization of intangible assets	171,299		154,635
Non-cash interest expense relating to recently-adopted accounting standard for
convertible debt	54,418		50,339
Litigation settlement charge	12,500		-
Acquisition transaction costs	796		-
Net operating charges relating to the closure and sale of the Company's organic photoconductor
drum coatings manufacturing operations in Shanghai	696		-
Impairment of goodwill	-		2,340,023
Write-off of certain intangible assets acquired from Third Wave	-		4,065
Fair value write-up of acquired Third Wave inventory sold in 2009	-		1,084
Income tax effect of reconciling items	(85,194	) (3)	(78,005	) (4)
Non-GAAP adjusted net income	$228,676		$230,931

EBITDA
Non-GAAP adjusted net income	$228,676		$230,931
Interest expense, net, not adjusted above	42,453		50,371
Provision for income taxes	128,631		121,635
Depreciation expense	51,026		48,651
Adjusted EBITDA	$450,786		$451,588

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.
(2) Non-GAAP adjusted earnings per share was calculated based on 261,463 and 258,574 weighted average diluted shares outstanding for the nine months ended June 26, 2010 and June 27, 2009, respectively.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 34.5% on a non-GAAP basis.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

	Three Months Ended				Diluted Earnings	Twelve Months Ended				Diluted Earnings
	September 25, 2010		Shares		per Share	September 25, 2010		Shares		per Share

(In thousands, except per share amounts)
Projected GAAP Net Income	$28,500		262,000		$0.11	$103,000		261,500		$0.39

Adjustments:
Cost of revenues - amortization of intangible assets	43,500	(1)				174,070	(1)
Amortization of intangible assets	13,600	(1)				54,329	(1)
Non-cash interest expense relating to recently-issued accounting guidance for convertible debt	18,700	(2)				73,118	(2)
Acquisition transaction costs	500	(3)				1,296	(3)
Operating charges relating to the closure of the Company's Shanghai operations	-					696	(4)
Litigation settlement charge	-					12,500	(5)
Income tax effect of reconciling items	(27,500	) (6)				(113,763	) (6)

Projected Non-GAAP Net Income	$77,300		262,000	(6)	$0.30	$305,246		261,500	(7)	$1.17

Explanatory Notes:
(1) To exclude the anticipated on-going, non-cash amortization of intangible assets.
(2) To exclude the anticipated additional non-cash interest expense relating to the recently-adopted accounting standard for convertible debt.
(3) To exclude the anticipated transaction costs associated with the Company executing an acquisition agreement.
(4) To exclude the net operating charges associated with the closure and sale of the Company’s organic photoconductor drums coatings manufacturing operations in Shanghai.
(5) To exclude the charge associated with the settlement of all outstanding litigation with EES.
(6) To reflect an estimated annual effective tax rate of 36.0% for the fourth quarter and full year of fiscal 2010 on a non-GAAP basis.
(7) To reflect estimated diluted weighted average shares outstanding of 262,000 for the fourth quarter and 261,500 full year of fiscal 2010.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets and impairment of goodwill and intangible assets, other acquisition-related charges, such as transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income (loss) and EPS: (i) non-cash expenses associated with the Company’s recent and pending acquisitions, including amortization of intangible assets and the write-off of goodwill and intangible assets; (ii) non-cash interest expense resulting from the Company’s adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features; (iii) charge associated with settlement of litigation; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs; and (vi) divestiture and restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income (loss): (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2010 to the comparable period in fiscal 2009 by eliminating certain of the more significant effects of its pending and completed acquisitions, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of the Company’s non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income (loss) or EPS prepared in accordance with GAAP.